    Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-214363) on Form S-8 of Ottawa Bancorp, Inc. of our report dated March 29, 2017, relating to our audit of the consolidated financial statements, which appears in this Annual Report on Form 10-K of Ottawa Bancorp, Inc. for the year ended December 31, 2016.

/s/ RSM US LLP

Schaumburg, Illinois

March 29, 2017